Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 27, 2019

El Paso Electric Announces Fourth Quarter and Annual 2018 Financial Results
Overview
Generally Accepted Accounting Principles ("GAAP") Financial Measures

•
For the fourth quarter of 2018, El Paso Electric Company ("EE" or the "Company") reported a net loss of $15.3 million, or $0.38 basic and diluted loss per share. In the fourth quarter of 2017, EE reported net income of $6.5 million, or $0.16 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2018, EE reported net income of $84.3 million, or $2.07 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2017, was $98.3 million, or $2.42 basic and diluted earnings per share.

Non-GAAP Financial Measures
Non-GAAP Financial Measures exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" beginning on page 5 of this news release for a reconciliation of Adjusted Net Income and Adjusted Basic Earnings Per Share (non-GAAP financial measures) to Net Income (Loss) and Basic Earnings (Loss) Per Share, the most directly comparable GAAP financial measures, respectively.

•
For the fourth quarter of 2018, EE reported adjusted net income of $2.8 million, or $0.07 adjusted basic earnings per share. In the fourth quarter of 2017, EE reported adjusted net income of $5.3 million, or $0.13 adjusted basic earnings per share.

•
For the twelve months ended December 31, 2018, EE reported adjusted net income of $94.7 million, or $2.33 adjusted basic earnings per share. Net income for the twelve months ended December 31, 2017, was $89.8 million, or $2.21 adjusted basic earnings per share.

"We had a solid fourth quarter of 2018 adjusted for the net losses in our nuclear decommissioning trust funds due to the equity market performance," said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "We are pleased that our adjusted earnings came in at the upper end of our 2018 Non-GAAP guidance range."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Summary Results
The table and explanations below are presented on a GAAP basis and indicate the major factors affecting fourth quarter and twelve months ended December 31, 2018, net income (loss) relative to fourth quarter and twelve months ended December 31, 2017, net income, respectively (in thousands except Basic EPS data):

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
December 31, 2017		$6,500	$0.16		$98,261	$2.42
Changes in:
Investment and interest income, NDT	$(23,956)	(19,178)	(0.47)	$(23,064)	(18,419)	(0.46)
Retail non-fuel base revenues	(8,958)	(7,077)	(0.18)	(658)	(520)	(0.01)
Depreciation and amortization	(592)	(469)	(0.01)	(5,539)	(4,377)	(0.11)
Effective tax rate, other	—	(378)	(0.01)	—	16,643	0.41
Palo Verde O&M expenses	2,359	1,864	0.05	2,910	2,299	0.06
O&M expenses at fossil-fuel generating plants	1,053	833	0.02	(3,188)	(2,518)	(0.06)
Palo Verde performance rewards, net	—	—	—	(5,005)	(3,954)	(0.10)
Other		2,620	0.06		(3,100)	(0.08)
December 31, 2018		$(15,285)	$(0.38)		$84,315	$2.07
Fourth Quarter 2018
Net income (loss) for the quarter ended December 31, 2018, when compared to the quarter ended December 31, 2017, was negatively affected by (presented on a pre-tax basis):

•
Decreased investment and interest income primarily due to net realized and unrealized losses of $22.6 million for the three months ended December 31, 2018, compared to net gains of $1.5 million for the three months ended December 31, 2017, on securities held in the Company's Palo Verde nuclear decommissioning trust funds ("NDT"). Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. During the three months ended December 31, 2018, the U.S. equity markets experienced the greatest overall fourth quarter declines since 2008. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

•
Decreased retail non-fuel base revenues primarily due to rate changes that include the refunds of approximately $5.6 million for the reduction in the federal corporate income tax rate due to the federal legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the "TCJA") and $4.8 million of relate back revenues in Texas, from July 18, 2017 to September 30, 2017. The relate back revenues were recorded in November 2017 when they were approved by the Public Utility Commission of Texas (the "PUCT") in its final order in the Company's 2017 Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order"). Excluding the impact of rate changes, retail non-fuel base revenues increased by $1.4 million primarily due to increased revenues from residential customers of $2.0 million caused by a 3.5% increase in kWh sales that resulted from a 1.7% increase in the average number of residential customers served compared to the three months ended December 31, 2017, partially offset by decreased revenues from small commercial and industrial customers of $0.6 million caused by a 2.5% decrease in kWh sales. Refer to "Regulatory Matters" on page 4 of this news release for further details. Non-fuel

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

base revenues and kilowatt-hour ("kWh") sales for the three months ended December 31, 2018, are provided by customer class on page 14 of this news release.

•	Increased depreciation and amortization primarily due to increased plant balances.

Net income (loss) for the quarter ended December 31, 2018, when compared to the quarter ended December 31, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased Palo Verde Generating Station ("Palo Verde") operations and maintenance ("O&M") expenses primarily due to lower incentives and administrative and general ("A&G") benefits in the three months ended December 31, 2018, when compared to the three months ended December 31, 2017.

•
Decreased O&M expenses related to the Company's fossil-fuel generating plants primarily due to decreased maintenance and outage costs at Newman Power Station ("Newman") during the three months ended December 31, 2018, when compared to the three months ended December 31, 2017.

Full Year 2018
Net income for the twelve months ended December 31, 2018, when compared to the twelve months ended December 31, 2017, was negatively affected by (presented on a pre-tax basis):

•
Decreased investment and interest income, NDT primarily due to net realized and unrealized losses on securities held in the NDT. Beginning on January 1, 2018, the Company adopted ASU 2016-01, Financial Instruments, and began recording unrealized gains and losses on equity securities held in the NDT directly in earnings. Refer to "Impact of New Accounting Standards and Use of Non-GAAP Financial Measures" for further details.

•	Increased depreciation and amortization primarily due to increased plant balances.

•
Palo Verde performance rewards of $5.0 million, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016, were recorded in June 2017, with no comparable amount recorded in the twelve months ended December 31, 2018.

•
Increased O&M expenses related to the Company's fossil-fuel generating plants primarily due to outage costs at Rio Grande Power Station Unit 8 in 2018. Maintenance expense and outage costs at Newman during the twelve months ended December 31, 2018 were comparable to the twelve months ended December 31, 2017.

•
Decreased retail non-fuel base revenues primarily due to refunds of approximately $28.2 million for the reduction in the federal corporate income tax rate due to the TCJA, partially offset by a $7.7 million base rate increase compared to the twelve months ended December 31, 2017 base rate increase related to the 2017 PUCT Final Order. Excluding the impact of rate changes, retail non-fuel base revenues in the twelve months ended December 31, 2018, increased by $19.8 million primarily due to (i) increased revenues from residential customers of $17.1 million caused by a 5.9% increase in kWh sales that resulted from favorable weather and a 1.7% increase in the average number of residential customers served compared to the twelve months ended December 31, 2017, and (ii) increased revenues in the twelve months ended December 31, 2018, from small commercial and industrial customers of $2.9 million that resulted from favorable weather and a 0.9% increase in the average number of small commercial and industrial customers served compared to the twelve months ended December 31, 2017. Cooling degree days increased 8.8% in the twelve months ended December 31, 2018, when compared to the twelve months ended December 31, 2017. Cooling degree days in the twelve months ended December 31, 2018 were 10.9% above the 10-year average. Heating degree days increased 27.3% in the twelve months ended December 31, 2018, when compared to the twelve months ended December 31, 2017. Heating degree days in the twelve months ended December 31, 2018 were 5.8% below the 10-year average. Refer

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

to "Regulatory Matters" on page 4 of this news release for further details. Non-fuel base revenues and kWh sales for the twelve months ended December 31, 2018 are provided by customer class on page 16 of this news release.

Net income for the twelve months ended December 31, 2018, when compared to the twelve months ended December 31, 2017, was positively affected by (presented on a pre-tax basis):

•
Decreased effective tax rate, other primarily due to the TCJA that reduced the federal corporate income tax rate from 35% to 21%, excluding the tax impact of other items in the table above partially offset by a reduction in state tax reserves in 2017 due to the favorable settlement of Texas state income tax audits.

•	Decreased Palo Verde O&M expenses primarily due to lower incentives and A&G benefits for the twelve months ended December 31, 2018, when compared to the twelve months ended December 2017.

Regulatory Matters
Texas Regulatory Matters
On December 18, 2017, the PUCT issued the 2017 PUCT Final Order for the Company's rate case in Docket No. 46831. New base rates, including additional surcharges associated with rate case expenses and the relate back of rates to consumption on and after July 18, 2017 through December 31, 2017, were implemented in January 2018.
Following the enactment of the TCJA on December 22, 2017, and in compliance with the 2017 PUCT Final Order, on March 1, 2018, the Company filed with the PUCT and each of its municipalities a proposed refund tariff designed to reduce base charges for Texas customers equivalent to the expected annual decrease of $22.7 million in federal income tax expense resulting from the TCJA changes, and an additional refund of $4.3 million for the amortization of a regulatory liability related to the reduced tax expense for the months of January through March of 2018. This filing was assigned PUCT Docket No. 48124. The refund is reflected in rates over a period of one year beginning April 1, 2018, and will be updated annually until new base rates are implemented pursuant to the Company's next Texas rate case filing. The PUCT issued an order on December 10, 2018, approving the proposed refund tariff.
Transmission Cost Recovery Factor. On January 25, 2019, the Company filed an application with the PUCT to establish its Transmission Cost Recovery Factor (“TCRF”), which was assigned PUCT Docket No. 49148 ("2019 TCRF rate filing"). The 2019 TCRF rate filing is designed to recover a requested $8.2 million of Texas jurisdictional transmission revenue requirement that is not currently being recovered in the Company’s Texas base rates for transmission-related investments placed in service from October 1, 2016, through September 30, 2018, net of retirements.

New Mexico Regulatory Matters
The Company is required to file its next New Mexico rate case no later than July 31, 2019. On January 24, 2018, the New Mexico Public Regulation Commission (the "NMPRC") initiated a proceeding in Case No. 18-00016-UT on the impact of the TCJA on New Mexico regulated utilities. On April 4, 2018, the NMPRC issued an order requiring the Company to file a proposed interim rate rider to adjust the Company’s New Mexico base revenues in amounts equivalent to the Company’s reduced income tax expense for New Mexico customers resulting from the TCJA, to be implemented on or before May 1, 2018. On April 16, 2018, after consultation with the New Mexico Attorney General pursuant to the NMPRC order, the Company filed an interim rate rider with the NMPRC with a proposed effective date of May 1, 2018. The annualized credits expected to be refunded to New Mexico customers approximate $4.9 million. The Company implemented the interim rate rider in customer bills beginning May 1, 2018, pursuant to the NMPRC order.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Impact of New Accounting Standards and Use of Non-GAAP Financial Measures
Effective January 1, 2018, the Company adopted:
(i) ASU 2014-09, Revenue from Contracts with Customers, using the modified retrospective approach, which had no cumulative effect adjustment to retained earnings. Following the adoption of the standard, revenues of $8.9 million related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers for the twelve months ended December 31, 2018. Related expenses of an equal amount are reported in operations and maintenance expenses.
(ii) ASU 2017-07, Compensation - Retirement Benefits, retrospectively for the income statement presentation of the service cost component as part of operating income and the other components of net benefit costs outside of any subtotal of operating income for each period presented. The Company reclassified $8.2 million to "Operations and maintenance" in the Company’s Statement of Operations for the twelve months ended December 31, 2017 by increasing (i) "Investment and interest income, net" by $21.1 million, (ii) "Miscellaneous non-operating income" by $11.3 million, (iii) "Miscellaneous non-operating deductions" by $8.4 million, and (iv) "Other interest" by $15.8 million. As a result of the reclassifications, "Operations and maintenance" increased to $10.8 million in service cost from the $2.6 million in net periodic benefit cost previously reported.
(iii) ASU 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities. Upon adoption of this new standard, the Company recorded, as of January 1, 2018, a cumulative effect adjustment to retained earnings of $41.0 million, net of tax, for the unrealized gains (losses) related to equity securities held in the NDT. As required by ASU 2016-01, changes in the fair value of equity securities are recognized in the Company's Statements of Operations. The adoption of the new standard added the potential for significant volatility to the Company's reported results of operations as changes in the fair value of equity securities may occur. Furthermore, the equity investments included in the NDT are significant and are expected to increase significantly during the remaining life (estimated to be 27 to 30 years) of Palo Verde. Accordingly, the Company has provided the following non-GAAP financial measures, which reconcile GAAP net income (loss) to non-GAAP adjusted net income and GAAP basic earnings (loss) per share to non-GAAP adjusted basic earnings per share, to exclude the impact of changes in fair value of equity securities and realized gains (losses) from the sale of both equity and fixed income securities.

	Three Months Ended
	December 31,
	2018	2017
	(In thousands except for per share data)
Net income (loss) (GAAP)	$(15,285)	$6,500
Adjusting items before income tax effects
Unrealized losses, net	22,331	—
Realized (gains) losses, net	319	(1,504)
Total adjustments before income tax effects	22,650	(1,504)
Income taxes on above adjustments	(4,530)	301
Adjusting items, net of income taxes	18,120	(1,203)
Adjusted net income (non-GAAP)	$2,835	$5,297

Basic earnings (loss) per share (GAAP)	$(0.38)	$0.16
Adjusted basic earnings per share (non-GAAP)	$0.07	$0.13

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

	Twelve Months Ended
	December 31,
	2018	2017
	(In thousands except for per share data)
Net income (GAAP)	$84,315	$98,261
Adjusting items before income tax effects
Unrealized losses, net	18,601	—
Realized gains, net	(5,634)	(10,626)
Total adjustments before income tax effects	12,967	(10,626)
Income taxes on above adjustments	(2,593)	2,125
Adjusting items, net of income taxes	10,374	(8,501)
Adjusted net income (non-GAAP)	$94,689	$89,760

Basic earnings per share (GAAP)	$2.07	$2.42
Adjusted basic earnings per share (non-GAAP)	$2.33	$2.21
Adjusted net income and adjusted basic earnings per share are not measures of financial performance under GAAP and should not be considered as an alternative to net income (loss) and earnings (loss) per share, respectively. Furthermore, the Company's presentation of any non-GAAP financial measure may not be comparable to similarly titled measures used by other companies. The Company believes adjusted net income and adjusted basic earnings per share are useful financial measures for investors and analysts in understanding the Company's core operating performance because each measure removes the effects of variances reported in the Company's results of operations that are not indicative of fundamental changes in the earnings capacity of the Company.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Capital and Liquidity
As of December 31, 2018, our capital structure, including common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under the Revolving Credit Facility (the "RCF") consisted of 44.8% common stock equity and 55.2% debt. At December 31, 2018, we had a balance of $12.9 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through our current cash balances, cash from operations, available borrowings under the RCF and debt or equity issuances in the capital markets to meet all of our anticipated cash requirements over the next twelve months.
Cash flows from operations for the twelve months ended December 31, 2018, were $285.4 million, compared to $288.6 million for the twelve months ended December 31, 2017. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2018, we had fuel over-recoveries of $4.8 million compared to over-recoveries of fuel costs of $17.1 million during the twelve months ended December 31, 2017. At December 31, 2018, we had a net fuel over-recovery balance of $11.0 million, including over-recoveries of $8.9 million in Texas, $2.0 million in New Mexico and $0.1 million in FERC jurisdictions. On October 15, 2018, we filed a request with the PUCT to decrease our Texas fixed fuel factor by approximately 6.99% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. On October 25, 2018, the Company's fixed fuel factor was approved on an interim basis effective for the first billing cycle of the November 2018 billing month. The revised factor was approved by the PUCT and the docket closed on November 19, 2018. The Texas fixed fuel factor will continue thereafter until changed by the PUCT.
During the twelve months ended December 31, 2018, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $240.0 million in the twelve months ended December 31, 2018, compared to $199.9 million in the twelve months ended December 31, 2017. Capital expenditures for 2019 are expected to be approximately $249 million. Capital requirements for purchases of nuclear fuel were $38.4 million in the twelve months ended December 31, 2018, compared to $38.5 million in the twelve months ended December 31, 2017.
On January 31, 2019, the Board of Directors declared a quarterly cash dividend of $0.36 per share payable on March 29, 2019 to shareholders of record as of the close of business on March 15, 2019. On December 28, 2018, we paid a quarterly cash dividend of $0.36 per share, or $14.6 million, to shareholders of record as of the close of business on December 14, 2018. We paid a total of $57.5 million in cash dividends during the twelve months ended December 31, 2018. We expect to continue paying quarterly cash dividends in 2019.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity.
The TCJA discontinued bonus depreciation for regulated utilities, which reduced tax deductions previously available to us for 2018 and 2019. The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) and other carryforwards approximately one year earlier than previously anticipated and is expected to result in higher income tax payments beginning in 2020, after the full utilization of NOL and other carryforwards. However, due to the lower federal corporate income tax rate enacted by the TCJA, our future federal corporate income tax payments will be made at the reduced rate of 21% beginning in 2018. Due to NOL and other carryforwards, minimal tax payments are expected for 2019, which are mostly related to state income taxes.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

The effect of the TCJA on our rates is beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal corporate income tax rate, revenues collected from our customers in 2018 were reduced by $28.2 million, which negatively impacted our cash flows and a comparable amount is expected during 2019.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the Rio Grande Resources Trust (the "RGRT") to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations. We received additional approval from the NMPRC on October 4, 2017, to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which are subject to optional redemption in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes its prior approval. We received approval from the FERC on October 31, 2017, to issue up to $350.0 million in long-term debt, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT, and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date, and to redeem, refinance and/or replace the 2009 Series A and Series B Pollution Control Bonds with debt of equal face value. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019, and supersedes its prior approvals.
Under these authorizations, on June 28, 2018, the Company issued $125.0 million in aggregate principal amount of 4.22% Senior Notes due August 15, 2028, and guaranteed the issuance by the RGRT of $65.0 million in aggregate principal amount of 4.07% Senior Guaranteed Notes due August 15, 2025. The net proceeds from the sale of these senior notes were used to repay outstanding short-term borrowings under the RCF, which included borrowings made for working capital, general corporate purposes and the purchase of nuclear fuel. Also, under these authorizations, on September 13, 2018, the Company and RGRT entered into a third amended and restated credit agreement where we have available a $350.0 million RCF with a term ending on September 13, 2023. We may increase the RCF by up to $50.0 million (to a total of $400.0 million) during the term of the RCF, upon the satisfaction of certain conditions more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In addition, we may extend the maturity date of the RCF up to two times, in each case for an additional one-year period upon the satisfaction of certain conditions. Additionally, the Company is preparing for potential transactions related to the 2009 Series A and Series B Pollution Control Bonds. On February 1, 2019, the Company purchased in lieu of redemption all of the 2009 Series A Pollution Control Bonds utilizing funds borrowed under the RCF. The Company is currently holding the bonds and may remarket them or replace them with debt instruments of equivalent value at a future date depending on the Company's financing needs and market conditions, and in accordance with FERC action expected in March 2019 in response to the Company's most recent FERC application (see below).
On January 30, 2019, the Company submitted applications with both the NMPRC and the FERC seeking approval to issue shares of common stock, including the reissuance of treasury shares, in an amount up to $200.0 million in one or more transactions. Included in the FERC application, the Company also requested various debt-related authorizations: approval to utilize the existing RCF for short-term borrowing not to exceed $400.0 million at any one time; to issue up to $225.0 million in new long-term debt; and to remarket the $63.5 million Series A Pollution Control Bonds and the $37.1 million Series B Pollution Control Bonds in the form of replacement bonds or senior notes of equivalent value, not to exceed $100.6 million. If approved, the FERC authorization would supersede its prior approvals.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the RGRT. The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $136.2 million at December 31, 2018, of which $26.2 million had been borrowed under the RCF, and $110.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $133.5 million as of December 31, 2017, of which $88.5 million had been borrowed under the RCF and $45.0 million was borrowed through the issuance of senior notes. Interest costs on

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At December 31, 2018, $23.0 million was outstanding under the RCF for working capital and general corporate purposes. At December 31, 2017, $85.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at December 31, 2018, were $49.2 million with an additional $300.7 million available to borrow.
2019 Earnings Guidance
We are providing our GAAP earnings guidance for 2019 with a range of $2.25 to $2.80 per basic share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses and the recovery of transmission and distribution investment costs in Texas. The mid-point of the guidance range assumes 10-year average weather (cooling and heating degree days) for the year. The GAAP guidance range includes $6.3 million or $0.15 per share to $14.8 million or $0.35 per share, after-tax, of unrealized gains (losses) on equity securities and realized gains (losses) from the sale of both equity and fixed income securities from the Palo Verde decommissioning trust funds based on historic returns on equity securities. After removing the unrealized and realized gains (losses) of $0.15 to $0.35 per share our non-GAAP earnings guidance range is $2.10 to $2.45 per basic share.
Conference Call
A conference call to discuss fourth quarter and full year 2018 financial results is scheduled for 11:30 A.M. Eastern Time, on February 27, 2019. The dial-in number is 888-394-8218 with a conference ID number of 1208726. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through March 13, 2019 with a dial-in number of 888-203-1112 and a conference ID number of 1208726. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding 2019 earnings guidance (including the anticipated impact of ASU 2016-01); statements regarding the impact of the TCJA; statements regarding current regulatory filings and anticipated regulatory filings; statements regarding expected capital expenditures; statements regarding expected dividends; and statements regarding the adequacy of our liquidity to meet cash requirements. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission (the "SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico, and at the Federal Energy Regulatory Commission; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program, the receipt of necessary permits and approvals and our ability to complete construction

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

on budget and on time; (ix) potential delays in our construction and resource contracting schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) decisions and actions of the Company's regulators and the resulting impact on EE's cost of capital, sales and profitability; (xii) deregulation and competition in the electric utility industry; (xiii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiv) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service or state taxing authorities; (xv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xvi) actions by credit rating agencies; (xvii) possible physical or cyber-attacks, intrusions or other catastrophic events; (xviii) the U.S. Government shutdown and the resulting impact on EE's sales and profitability; and (xix) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended December 31, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$190,823	$196,149	$(5,326)
Operating expenses:
Fuel and purchased power	52,372	53,259	(887)
Operations and maintenance	82,513	84,136	(1,623)
Depreciation and amortization	24,441	23,849	592
Taxes other than income taxes	16,384	16,655	(271)
	175,710	177,899	(2,189)
Operating income	15,113	18,250	(3,137)
Other income (deductions):
Allowance for equity funds used during construction	991	816	175
Investment and interest income, net	(14,665)	8,545	(23,210)
Miscellaneous non-operating income	3,578	3,184	394
Miscellaneous non-operating deductions	(3,205)	(2,903)	(302)
	(13,301)	9,642	(22,943)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	19,639	17,981	1,658
Other interest	3,994	4,424	(430)
Capitalized interest	(1,416)	(1,191)	(225)
Allowance for borrowed funds used during construction	(1,061)	(802)	(259)
	21,156	20,412	744
Income (loss) before income taxes	(19,344)	7,480	(26,824)
Income tax expense (benefit)	(4,059)	980	(5,039)
Net income (loss)	$(15,285)	$6,500	$(21,785)

Basic earnings (loss) per share	$(0.38)	$0.16	$(0.54)

Diluted earnings (loss) per share	$(0.38)	$0.16	$(0.54)

Dividends declared per share of common stock	$0.360	$0.335	$0.025
Weighted average number of shares outstanding	40,540	40,434	106
Weighted average number of shares and dilutive
potential shares outstanding	40,540	40,590	(50)

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2018 and 2017
(In thousands except for per share data)
(Unaudited)

	2018	2017 (a)	Variance

Operating revenues	$903,603	$916,797	$(13,194)
Operating expenses:
Fuel and purchased power	229,109	244,751	(15,642)
Operations and maintenance	334,883	320,281	14,602
Depreciation and amortization	96,382	90,843	5,539
Taxes other than income taxes	71,000	70,863	137
	731,374	726,738	4,636
Operating income	172,229	190,059	(17,830)
Other income (deductions):
Allowance for equity funds used during construction	3,453	3,025	428
Investment and interest income, net	18,377	38,853	(20,476)
Miscellaneous non-operating income	12,823	12,051	772
Miscellaneous non-operating deductions	(11,980)	(11,580)	(400)
	22,673	42,349	(19,676)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	75,424	72,970	2,454
Other interest	17,890	18,170	(280)
Capitalized interest	(5,483)	(5,022)	(461)
Allowance for borrowed funds used during construction	(3,612)	(2,975)	(637)
	84,219	83,143	1,076
Income before income taxes	110,683	149,265	(38,582)
Income tax expense	26,368	51,004	(24,636)
Net income	$84,315	$98,261	$(13,946)

Basic earnings per share	$2.07	$2.42	$(0.35)

Diluted earnings per share	$2.07	$2.42	$(0.35)

Dividends declared per share of common stock	$1.415	$1.315	$0.100
Weighted average number of shares outstanding	40,521	40,415	106
Weighted average number of shares and dilutive
potential shares outstanding	40,643	40,535	108

(a) The Company implemented ASU 2017-07, Compensation-Retirement Benefits, in the first quarter of 2018, and as required by the standard, reclassified certain amounts in the Company's Statement of Operations for 2017.

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2018 and 2017
(In thousands and Unaudited)

	2018	2017
Cash flows from operating activities:
Net Income	$84,315	$98,261
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	96,382	90,843
Amortization of nuclear fuel	38,176	42,476
Deferred income taxes, net	29,118	49,394
Net losses (gains) on decommissioning trust funds	12,967	(10,626)
Other	17,339	15,237
Change in:
Accounts receivable	5,712	(138)
Accounts payable	(2,233)	1,407
Net over-collection of fuel revenues	4,822	17,093
Other current liabilities	9,289	(100)
Other	(10,490)	(15,286)
Net cash provided by operating activities	285,397	288,561

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(240,021)	(199,896)
Cash additions to nuclear fuel	(38,354)	(38,481)
Decommissioning trust funds	(5,634)	(5,883)
Other	729	316
Net cash used for investing activities	(283,280)	(243,944)

Cash flows from financing activities:
Dividends paid	(57,539)	(53,337)
Borrowings (repayments) under the revolving credit facility, net	(124,326)	91,959
Proceeds from issuance of senior notes	125,000	—
Proceeds from issuance of RGRT senior notes	65,000	—
Payments on maturing RGRT senior notes	—	(50,000)
Payments on maturing pollution control bonds	—	(33,300)
Other	(4,342)	(1,369)
Net cash provided by (used for) financing activities	3,793	(46,047)

Net increase (decrease) in cash and cash equivalents	5,910	(1,430)

Cash and cash equivalents at beginning of period	6,990	8,420

Cash and cash equivalents at end of period	$12,900	$6,990

El Paso Electric Company
Quarter Ended December 31, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	586,295	566,229	20,066	3.5%
	Commercial and industrial, small	545,368	559,314	(13,946)	(2.5)%
	Commercial and industrial, large	257,989	250,747	7,242	2.9%
	Sales to public authorities	353,266	365,807	(12,541)	(3.4)%
	Total retail sales	1,742,918	1,742,097	821	—%
	Wholesale:
	Sales for resale - full requirement customer	9,596	10,101	(505)	(5.0)%
	Off-system sales	769,289	563,943	205,346	36.4%
	Total wholesale sales	778,885	574,044	204,841	35.7%
	Total kWh sales	2,521,803	2,316,141	205,662	8.9%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$57,167	$61,326	$(4,159)	(6.8)%
	Commercial and industrial, small	39,237	42,615	(3,378)	(7.9)%
	Commercial and industrial, large	7,529	7,700	(171)	(2.2)%
	Sales to public authorities	19,418	20,668	(1,250)	(6.0)%
	Total retail non-fuel base revenues (a) (b)	123,351	132,309	(8,958)	(6.8)%
	Wholesale:
	Sales for resale - full requirement customer	533	451	82	18.2%
	Total non-fuel base revenues	123,884	132,760	(8,876)	(6.7)%
	Fuel revenues:
	Recovered from customers during the period	29,145	43,240	(14,095)	(32.6)%
	Over collection of fuel	(1,125)	(3,202)	2,077	64.9%
	Total fuel revenues (c)	28,020	40,038	(12,018)	(30.0)%
	Off-system sales (d)	26,627	15,445	11,182	72.4%
	Wheeling revenues (e)	5,448	4,403	1,045	23.7%
	Energy efficiency cost recovery (f)	3,011	—	3,011	—
	Miscellaneous (e)	1,875	1,907	(32)	(1.7)%
	Total revenues from customers	188,865	194,553	(5,688)	(2.9)%
	Other (e) (g)	1,958	1,596	362	22.7%
	Total operating revenues	$190,823	$196,149	$(5,326)	(2.7)%

(a)	2018 includes a $5.6 million base rate decrease related to the reduction in federal statutory income tax rate enacted under the TCJA.
(b)	2017 includes $4.8 million of relate back revenues in Texas, from July 18, 2017 through September 30, 2017, which were recorded in the fourth quarter of 2017.
(c)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.1 million and $2.3 million in 2018 and 2017, respectively.
(d)	Includes retained margins of $0.5 million and $0.2 million in 2018 and 2017, respectively.
(e)	Represents revenues with no related kWh sales.
(f)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and following the adoption of the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

(g)	Includes energy efficiency bonuses of $1.3 million and $0.8 million in 2018 and 2017, respectively.

El Paso Electric Company
Quarter Ended December 31, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	376,417	369,949	6,468	1.7%
Commercial and industrial, small	42,234	42,135	99	0.2%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,037	5,507	530	9.6%
Total	424,736	417,639	7,097	1.7%

Number of retail customers (end of period): (a)
Residential	376,651	370,054	6,597	1.8%
Commercial and industrial, small	42,141	42,291	(150)	(0.4)%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,170	5,500	670	12.2%
Total	425,010	417,893	7,117	1.7%

Weather statistics: (b)			10-Yr Average
Cooling degree days	116	205	146
Heating degree days	961	667	882

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	1,070,355	1,228,652	(158,297)	(12.9)%
Gas plants	1,169,810	893,559	276,251	30.9%
Total generation	2,240,165	2,122,211	117,954	5.6%
Purchased power:
Photovoltaic	49,629	57,986	(8,357)	(14.4)%
Other	336,055	252,421	83,634	33.1%
Total purchased power	385,684	310,407	75,277	24.3%
Total available energy	2,625,849	2,432,618	193,231	7.9%
Line losses and Company use	104,046	116,477	(12,431)	(10.7)%
Total kWh sold	2,521,803	2,316,141	205,662	8.9%

Palo Verde O&M expenses (c)	$29,025	$31,384	$(2,359)

Palo Verde capacity factor	78.0%	89.5%	(11.5)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Twelve Months Ended December 31, 2018 and 2017
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2018	2017	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,988,695	2,823,260	165,435	5.9%
	Commercial and industrial, small	2,431,920	2,410,710	21,210	0.9%
	Commercial and industrial, large	1,050,834	1,045,319	5,515	0.5%
	Sales to public authorities	1,563,227	1,564,670	(1,443)	(0.1)%
	Total retail sales	8,034,676	7,843,959	190,717	2.4%
	Wholesale:
	Sales for resale - full requirement customer	58,991	62,887	(3,896)	(6.2)%
	Off-system sales	2,687,961	2,042,884	645,077	31.6%
	Total wholesale sales	2,746,952	2,105,771	641,181	30.4%
	Total kWh sales	10,781,628	9,949,730	831,898	8.4%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$297,597	$287,884	$9,713	3.4%
	Commercial and industrial, small	194,341	198,799	(4,458)	(2.2)%
	Commercial and industrial, large	34,920	38,403	(3,483)	(9.1)%
	Sales to public authorities	95,460	97,890	(2,430)	(2.5)%
	Total retail non-fuel base revenues (a) (b)	622,318	622,976	(658)	(0.1)%
	Wholesale:
	Sales for resale - full requirement customer	2,780	2,730	50	1.8%
	Total non-fuel base revenues	625,098	625,706	(608)	(0.1)%
	Fuel revenues:
	Recovered from customers during the period	156,493	218,380	(61,887)	(28.3)%
	Over collection of fuel (c)	(4,736)	(17,133)	12,397	72.4%
	Total fuel revenues (d)(e)	151,757	201,247	(49,490)	(24.6)%
	Off-system sales (f)	86,418	58,986	27,432	46.5%
	Wheeling revenues (g)	19,026	18,114	912	5.0%
	Energy efficiency cost recovery (h)	8,888	—	8,888	—
	Miscellaneous (g)	8,188	8,229	(41)	(0.5)%
	Total revenues from customers	899,375	912,282	(12,907)	(1.4)%
	Other (g) (i)	4,228	4,515	(287)	(6.4)%
	Total operating revenues	$903,603	$916,797	$(13,194)	(1.4)%

(a)	2018 includes $7.7 million of additional revenues compared to 2017 resulting from the 2017 PUCT Final Order, which increased base rates effective July 18, 2017.
(b)	2018 includes a $28.2 million base rate decrease related to the reduction in federal statutory income tax rate enacted under the TCJA.
(c)
Includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.1 million and $1.4 million in 2018 and 2017, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(d)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(e)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $8.1 million and $9.8 million in 2018 and 2017, respectively.
(f)	Includes retained margins of $2.1 million and $1.7 million in 2018 and 2017, respectively.
(g)	Represents revenue with no related kWh sales.
(h)
The Company implemented ASU 2014-09, Revenue from Contracts with Customers, in the first quarter of 2018, and following the adoption of the standard, revenues related to reimbursed costs of energy efficiency programs approved by the Company's regulators are reported in operating revenues from customers. Related expenses are reported in operations and maintenance expenses.

(i)	Includes energy efficiency bonuses of $1.3 million and $1.5 million in 2018 and 2017, respectively.

El Paso Electric Company
Twelve Months Ended December 31, 2018 and 2017
Other Statistical Data

			Increase (Decrease)
	2018	2017	Amount	Percentage

Average number of retail customers: (a)
Residential	374,138	368,044	6,094	1.7%
Commercial and industrial, small	42,349	41,978	371	0.9%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	5,746	5,532	214	3.9%
Total	422,281	415,602	6,679	1.6%

Number of retail customers (end of period): (a)
Residential	376,651	370,054	6,597	1.8%
Commercial and industrial, small	42,141	42,291	(150)	(0.4)%
Commercial and industrial, large	48	48	—	—
Sales to public authorities	6,170	5,500	670	12.2%
Total	425,010	417,893	7,117	1.7%

Weather statistics: (b)			10-Year Average
Cooling degree days	3,174	2,917	2,863
Heating degree days	1,937	1,522	2,056

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2018	2017	Amount	Percentage

Palo Verde	4,913,858	5,109,325	(195,467)	(3.8)%
Gas plants	5,029,863	3,841,550	1,188,313	30.9%
Total generation	9,943,721	8,950,875	992,846	11.1%
Purchased power:
Photovoltaic	275,569	292,157	(16,588)	(5.7)%
Other	1,079,740	1,248,684	(168,944)	(13.5)%
Total purchased power	1,355,309	1,540,841	(185,532)	(12.0)%
Total available energy	11,299,030	10,491,716	807,314	7.7%
Line losses and Company use	517,402	541,986	(24,584)	(4.5)%
Total kWh sold	10,781,628	9,949,730	831,898	8.4%

Palo Verde O&M expenses (c)	$96,454	$99,364	$(2,910)

Palo Verde capacity factor	90.2%	93.8%	(3.6)%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At December 31, 2018 and 2017
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2018	2017

Cash and cash equivalents	$12,900	$6,990

Common stock equity	$1,164,103	$1,142,165
Long-term debt	1,285,980	1,195,988
Total capitalization	$2,450,083	$2,338,153

Current maturities of long-term debt	$99,239	$—

Short-term borrowings under the revolving credit facility	$49,207	$173,533

Number of shares - end of period	40,681,121	40,584,338

Book value per common share	$28.62	$28.14

Common equity ratio (a)	44.8%	45.5%
Debt ratio	55.2%	54.5%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.